EXHIBIT 10.3

INSPERITY, INC. 2012 INCENTIVE PLAN

INITIAL DIRECTOR STOCK AWARD AGREEMENT

This Restricted Stock Agreement (“Agreement”) is between Insperity, Inc. (the “Company”) and _______________ (the “Grantee”), a nonemployee member of the Board of Directors of the Company (a “Director”), regarding an award (“Award”) of _____________ shares of Common Stock (as defined in the Insperity Inc. 2012 Incentive Plan (the “2012 Incentive Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock”), awarded to the Grantee on ____________ (the “Award Date”), such number of shares subject to adjustment as provided in the 2012 Incentive Plan, and further subject to the following terms and conditions:

1.            Relationship to 2012 Incentive Plan. This Award is granted pursuant to the 2012 Incentive Plan, as provided under the Insperity, Inc. Directors Compensation Plan (the “Directors Compensation Plan”), subject to all of the terms, conditions and provisions of, and administrative interpretations under, the 2012 Incentive Plan, if any, which have been adopted by the Committee thereunder. Any question of interpretation arising under this Agreement shall be determined by the Committee and its determinations shall be final and conclusive upon all parties in interest. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the 2012 Incentive Plan. For purposes of this Agreement, the term “Service” shall mean service as a Director.

2.            Vesting Schedule.

(a)           Subject to Section 3 below, the Award hereby granted shall become vested in three (3) cumulative annual installments, with one-third (1/3) of the Restricted Stock becoming vested on the first (1st) anniversary of the Award Date, another one-third (1/3) becoming vested on the second (2nd) anniversary of the Award Date, and the remaining one-third (1/3) becoming vested on the third (3rd) anniversary of the Award Date.

(b)           All unvested shares of Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph (a) above, provided that the Grantee has been in continuous Service since the Award Date, upon the occurrence of:

(i)           a Change in Control, unless otherwise provided for in the 2012 Incentive Plan, or

(ii)          the Grantee’s termination of Service by reason of death or Disability.

(c)           For purposes of this Agreement:

(i)           “Disability” means Disability as such term is defined under the Directors Compensation Plan.

3.            Forfeiture of Award.  Except as provided in another written agreement between the Grantee and the Company, if the Grantee’s Service terminates other than by reason of death or Disability, all unvested Restricted Stock as of the Service termination date shall be forfeited. No additional shares shall vest after the Grantee’s Service has terminated for any reason other than death or Disability. The Company has sole discretionary authority to determine when a Grantee’s Service terminates for all purposes under this Agreement and the 2012 Incentive Plan.

4.            Escrow of Shares.  During the period of time between the Award Date and the earlier of the date the Restricted Stock vests or is forfeited (the “Restriction Period”), the Restricted Stock shall be registered in the name of the Grantee and held in escrow by the Company, and the Grantee agrees, upon the Company’s written request, to provide a stock power endorsed by the Grantee in blank.  If any certificate is issued during the Restriction Period, it shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Agreement.  Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Grantee as promptly as is reasonably practicable following such termination.

5.            Code Section 83(b) Election.  The Grantee shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b).

6.             Dividends and Voting Rights.  The Grantee is entitled to receive all dividends and other distributions made with respect to Restricted Stock registered in his name and is entitled to vote or execute proxies with respect to such registered Restricted Stock, unless and until the Restricted Stock is forfeited.

7.             Delivery of Shares.  The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any national securities exchange or inter-dealer quotation system upon which the Common Stock is listed or quoted.  In no event shall the Company be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.

8.             Notices and Disclosure.  Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered:

(a)           by registered or certified United States mail, postage prepaid, to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339;

(b)           by hand delivery or otherwise to Insperity, Inc., Attn:  General Counsel, 19001 Crescent Springs Drive, Kingwood, Texas 77339; or

(c)           by email to the Company’s General Counsel or his delegate.

Notwithstanding the foregoing, in the event that the address of the Company is changed, notices shall instead be made pursuant to the foregoing provisions at the Company’s then current address.

Any notices provided for in this Agreement or in the 2012 Incentive Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.

The foregoing notwithstanding, the Grantee agrees that the Company may deliver by email all documents relating to the 2012 Incentive Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). The Grantee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, such posting is deemed to notify the Grantee.

9.             Assignment of Award.  Except as otherwise permitted by the Committee, the Grantee’s rights under the 2012 Incentive Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution or by a qualified domestic relations order, and this Award is payable during his lifetime only to the Grantee, or in the case of a Grantee who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.

10.           Payment of Par Value.  The Company’s obligation to deliver the shares of Restricted Stock to Grantee upon the vesting of such shares shall be subject to the payment in full of the requisite par value per share of the shares of Restricted Stock prior to such issuance (collectively, the “Par Value”).  The Grantee approves and authorizes the Company to deduct the Par Value of the shares of Restricted Stock from the Grantee’s cash compensation from the Company or its affiliates. If the Company is unable to or otherwise does not make such compensation deduction and has not received from Grantee cash, a check or other available funds for the full amount of the Par Value by 5:00 P.M. Central Standard Time within thirty (30) days after the Award Date; or Grantee has not made by that date such other provision for the payment of the Par Value in form satisfactory to the Committee or Board in its sole discretion, the Company shall pay the Par Value of the shares of Restricted Stock on behalf of Grantee and will report the amount of such payment as income to Grantee for the taxable period of Grantee during which the shares of Restricted Stock are granted. Grantee acknowledges and agrees that he shall be responsible for the payment of any and all federal, state and local taxes on such income if the Company pays the Par Value on behalf of Grantee.

11.           Withholding.  The Company’s obligation to deliver shares of Restricted Stock to the Grantee upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”).  If applicable, the Company shall withhold from the Restricted Stock that would otherwise have been delivered to the Grantee the number of shares necessary to satisfy the Grantee’s Required Withholding, and deliver the remaining whole shares of Restricted Stock to the Grantee, unless the Grantee has made arrangements with the Company for the Grantee to deliver to the Company cash, a check or other available funds for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date the shares of Restricted Stock become vested.  The amount of the Required Withholding and the number of shares of Restricted Stock to be withheld by the Company, if applicable, to satisfy the Grantee’s Required Withholding, shall be based on the Fair Market Value of the shares of vested Restricted Stock on the date prior to the applicable date of vesting.

12.           Stock Certificates.  Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the 2012 Incentive Plan and this Award.  The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the 2012 Incentive Plan or this Agreement and in the legends referred to in this Section 12 have been complied with.

13.           Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.

14.           No Service Guaranteed.  No provision of this Agreement shall confer any right upon the Grantee to continued Service as a Director.

15.           Severability.  If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality, or unenforceability shall not affect any of the other terms, provisions, covenants, or conditions of this Agreement, each of which shall be binding and enforceable.

16.           Governing Law.  This Agreement, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

17.           Entire Agreement; Binding Effect. This Agreement shall cover all shares of Common Stock acquired by the Grantee pursuant to this Agreement, including any community and/or separate property interest owned by the Grantee’s spouse in said shares.  All terms, conditions and limitations on transferability imposed under this Agreement upon shares acquired by the Grantee shall apply to any interest of the Grantee’s spouse in such shares. This Agreement and the 2012 Incentive Plan constitute the entire understanding between the parties regarding this Award, and supersedes any and all prior written or oral agreements between the parties with respect to the subject matter hereof. There are no representations, agreements, arrangements, or understanding, either written or oral, between or among the parties with respect to the subject matter hereof which are not set forth in this Agreement.  This Agreement is binding upon the Grantee’s heirs, executors and personal representatives with respect to all provisions hereof. Except as set forth herein, this Agreement cannot be modified, altered or amended, to the detriment of the Grantee, except by an agreement, in writing, signed by both a duly authorized executive officer of the Company and the Grantee.

INSPERITY, INC.

Award Date:	By:
	Name:	Paul J. Sarvadi
	Title:	Chairman of the Board and
Chief Executive Officer

Acknowledgement and Acceptance by the Grantee

I, _________________________, the undersigned Grantee, hereby acknowledge that I have received copies of the Insperity, Inc. Directors Compensation Plan and the Insperity, Inc. 2012 Incentive Plan (the “2012 Incentive Plan”) and that I will consult with and rely upon only my own tax, legal and financial advisors regarding the consequences and risks of the Award.  I hereby agree to and accept the foregoing Restricted Stock Agreement, subject to the terms and provisions of the 2012 Incentive Plan and administrative interpretations thereof referred to above.

GRANTEE:

Date:

Grantee’s Address